Exhibit 5.1

September 30, 2010

Reed Smith LLP 355 South Grand Avenue Suite 2900 Los Angeles, CA 90071-1514 +1 213 457 8000 Fax +1 213 457 8080 reedsmith.com

GHN Agrispan Holding Company 402 M, No. 16 Xinfeng 3rd Road, Xiamen City, P.R. China 362205

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to GHN Agrispan Holding Company, a Nevada corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of 8,216,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share.  All of the shares are being registered on behalf of selling stockholders.

The Shares are comprised of:

•
2,600,000 shares of common stock (the “Conversion Shares”) issuable upon conversion of 2,600,000 shares of Series A 10% Convertible Preferred Stock (the “Series A Preferred Stock”) issued by the Company on August 31, 2010;

•	2,600,000 shares of common stock (the “Dividend Shares”) that may be issued in lieu of cash dividends on the Series A Preferred Stock; and

•	3,016,000 shares of common stock (the “Warrant Shares”) issuable upon exercise of five-year Warrants issued by the Company.

We have examined such corporate records and documents, such other documents and such matters of law as we have deemed necessary or appropriate for purposes of this opinion.  On the basis of such examination, it is our opinion that (i) the Conversion Shares have been duly authorized and, upon conversion of the Series A Preferred Stock pursuant to its terms, will be legally issued, fully paid and nonassessable, (ii) the Dividend Shares have been duly authorized and if, as and when declared as dividends by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable, and (iii) the Warrant Shares have been duly authorized and, upon exercise of the underlying Warrants and payment therefor pursuant to their terms, will be legally issued, fully paid and nonassessable.

NEW YORK u LONDON u HONG KONG u CHICAGO u WASHINGTON, D.C. u BEIJING u PARIS u LOS ANGELES u SAN FRANCISCO u PHILADELPHIA u PITTSBURGH
OAKLAND u MUNICH u ABU DHABI u PRINCETON u NORTHERN VIRGINIA u WILMINGTON u BIRMINGHAM u DUBAI u CENTURY CITY u RICHMOND u GREECE

reedsmith.com

GHN Agrispan Holding Company September 30, 2010 Page 2

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement.  By filing this consent we do not admit that we come within the categories of persons whose consent is required under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,